Exhibit 3.37

RESOLUTION

OF THE MANAGEMENT BOARD

OF VALENCIA DRILLING POLAND SP. Z O.O.

WITH ITS REGISTERED OFFICE IN WARSAW

on establishment of a branch in Luxembourg

On March 30, 2012, the Management Board of “Valencia Drilling Poland” Sp. z o.o. with its registered office in Warsaw, a Polish limited liability company, entered into the register of the entrepreneurs of the Polish Court Register (Polish: Krajowy Rejestr Sądowy) (the “KRS”), kept by the District Court for the Capital City of Warsaw in Warsaw, XII Commercial Division of the Polish Court Register, under KRS number 0000394626 (the “Company”), represented by Mr. Ronald Joseph Nelson (the member of the management board) with the legal power of sole representation, hereby:

§ 1

Establishment of the Branch

1)	RESOLVES to open a branch office (Polish: “oddział”) of the Company in Luxembourg.

2)	The Luxembourg branch shall operate under the name of “Vantage Drilling Poland-Luxembourg Branch” (the “Branch”).

3)	The registered office of the Branch will be 46a, avenue John F. Kennedy, L-1855 Luxembourg

4)	The Branch shall act within the scope of activities of the Company and in accordance with the laws and regulations of Luxembourg.

§ 2

Activities of the Branch

1)	RESOLVES that the activities of the Branch shall consist, in particular, of:

a)	carrying on the business of lending and advancing money and giving and receiving loans on any terms and with or without security to, and entering into guarantees, contracts of indemnity and surety of any kinds with any holding company, subsidiary or fellow subsidiary, or any other affiliate company pertaining to the same group of companies to which the Company belongs;

b)	subscribing for, acquire for its own account legal title to, purchase, or otherwise acquiring for its own account, holding, selling, otherwise alienating, dealing with and disposing of, placing and subscribing for shares, stocks, debentures, debenture stocks, loan notes or securities issued or guaranteed by any other person, partnership, company or entity constituted or carrying on business in any part of the world, and debentures, debenture stocks, loan notes or securities issued or guaranteed by any government, governmental body or authority, municipal, local or otherwise, in any part of the world;

c)	purchasing, selling, freighting, chartering vessels and offshore drilling rigs (including seagoing vessels), and ensuring the implementation and coordination of all financial and commercial operations and activities relating directly or indirectly thereto;

d)	owning, leasing, and/or providing equipment used in contract drilling services in oil and gas drilling operations; acquiring, holding, selling or disposing of any such related equipment as well as vessels and offshore drilling rigs (including sea-going vessels); entering into, assisting or participating in financial, commercial and other transactions relating to contract drilling services;

e)	selling, alienating or otherwise disposing of the whole or any part of the business or property of the Company held through the Branch, either in whole or in part, for such consideration as the Company may think fit, and in particular for tangible assets, shares, debentures, loan notes or securities of any person, partnership, company or entity purchasing the same; and

f)	performing all commercial, technical and financial operations, connected directly or indirectly in all areas as described above in order to facilitate the accomplishment of its activities (the “Activities”).

§ 3

Legal Representative of the Branch and

Functions of the Legal Representative

1)	RESOLVES to appoint Mr. Jorge Perez Lozano , of Spanish nationality, with personal tax identification number RE199800717172 residing at 46a, avenue John F. Kennedy, L-1855 Luxembourg for an indefinite term as a legal representative of the Branch (the “Legal Representative”) and to grant him sole power to represent the Branch and to authorize him to act and to sign all and any documents on behalf of the Branch.

2)	The Legal Representative shall be in particular authorized to arrange for:

•	the establishment of Branch’s bank account(s);

•	entering into a lease agreement in respect of premises for the purpose of conducting and carrying out the business activity of the Branch; and

•	other actions that will be indicated as his functions or obligations in separate documents, including other resolutions.

3)	RESOLVED, FURTHER, that the Directors and/or Leal Representative of the branch be and each of them hereby is authorized to execute and deliver agreements on the domiciliation, renting, management and service agreements on behalf of the Branch, in such form as may be approved by the Proper Officer executing the same, and the authority of such Proper Officer so to act to be conclusively evidenced by his execution thereof, and that any action heretofore taken in connection therewith is hereby approved, adopted, ratified and confirmed.

§ 4

Special power of attorney

RESOLVES to grant a special power of attorney to Mr. Christopher Loly with individual full power of delegation for the specific purpose of accomplishing the registration of the Branch with the Trade Register and its publication in the official journal and to do all such acts and perform all the formalities as he may consider expedient in connection with such registration and publication (the “Special Power of Attorney”).

§ 5

The resolution is effective upon its adoption.

Management Board of Valencia Drilling Poland Sp. z o.o.

/s/ Ronald Joseph Nelson
Ronald Joseph Nelson the member of the management board